UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2019

Automatic Data Processing, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-5397	22-1467904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One ADP Boulevard, Roseland, New Jersey 07068
(Address of Principal Executive Offices) (Zip Code)

(973) 974-5000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 7, 2019, Automatic Data Processing, Inc. (the “Company”) announced the appointment of Kathleen A. Winters, who will join the Company as Corporate Vice President and Chief Financial Officer reporting to the Chief Executive Officer.  Ms. Winters is expected to join the Company on April 15, 2019 (the “Start Date”).  Upon the Start Date, Jan Siegmund will no longer serve as Chief Financial Officer of the Company but will remain at the Company for a transition period.

Ms. Winters, age 51, has been the Chief Financial Officer and Treasurer of MSCI Inc. since May 2016.  Prior to that, Ms. Winters served as the Vice President and Chief Financial Officer of Performance Materials and Technologies, an operating segment of Honeywell International, Inc. (“Honeywell”) from 2012 to 2016.  She served in various positions of increasing responsibility at Honeywell from 2002 to 2016, including Vice President, Corporate Controller and Chief Accounting Officer, Vice President of Business Analysis and Planning, and Chief Financial Officer of the Specialty Products business group.  Ms. Winters began her career at PricewaterhouseCoopers LLP where she served in various positions from 1989 to 2001 within the Technology Information Communications and Entertainment practice.

Ms. Winters and the Company entered into an employment offer letter dated as of March 1, 2019, providing for the following key compensation and benefits:

•	An annual base salary of $650,000;
•
An annual target bonus of 150% of annual base salary, which will be prorated based on service during the fiscal year, with the payout to be calculated based on performance against a set of objectives under the Company’s Annual Cash Bonus Plan for Officers;

•	A cash sign-on bonus of $1,250,000, payable six months after the Start Date;
•
A one-time, time-based restricted stock award with a grant value of $1,100,000 that will be granted on the Start Date, with 50% of the shares vesting on the first anniversary of the grant date and the remaining 50% of the shares vesting on the second anniversary of the grant date;

•
Participation in the long-term incentive compensation program for executives consisting of performance-based stock units (“PSUs”) and stock options, with an expected annual total target equity award value of $3,000,000, for fiscal year 2020 reflecting a mix of 70% PSUs and 30% stock options; and

•
Participation in all of the Company’s applicable 401(k), executive retirement, deferred compensation, medical and health, life, accident, disability and other insurance programs, stock purchase and certain other perquisite and benefit programs on the same basis as similarly situated senior executives.

In addition, in the event of involuntary termination of Ms. Winter’s employment without cause, she is entitled to 18 months of salary continuation, a prorated bonus and continued vesting in unvested equity awards for the 18-month severance period pursuant to the Company’s Corporate Officer Severance Plan.  Ms. Winters is also covered by the Company’s Change in Control Severance Plan for Corporate Officers, as amended, so that if her employment is terminated either involuntarily without cause or for “good reason,” within two years after a change in control, she would be entitled to receive 150% of her total annual compensation as defined in the plan and the accelerated vesting of unvested equity awards.  Ms. Winters will be subject to the Company’s stock ownership guidelines, which require her to have an ownership target in Company stock equal to three times base salary and, until this level of ownership is satisfied, will be expected to retain at least 75% of post-tax net gains on any stock option exercises and 75% of net shares received from the vesting of any PSUs and restricted stock.  She will also be subject to the Company’s Clawback Policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOMATIC DATA PROCESSING, INC.
(Registrant)

Date: March 7, 2019	By:	/s/ Michael A. Bonarti
		Name:	Michael A. Bonarti
		Title:	Vice President